UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14837	75-2756163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, the Compensation Committee of the Board of Directors of Quicksilver Resources Inc. (“Quicksilver”) approved the adoption of the 2011 Executive Bonus Plan that provides for awards of cash bonuses and equity bonus awards to our named executive officers and other officers.  The 2011 Executive Bonus Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Compensation Committee also established target and maximum bonus levels to be paid under the 2011 Executive Bonus Plan with respect to cash bonus awards for Quicksilver’s principal executive officer, principal financial officer and other named executive officers, expressed as a percentage of each executive’s base salary, as follows:

Executive	Target Percent of Base Pay	Maximum Percent of Base Pay

Thomas F. Darden	150%	300%
Glenn Darden	150%	300%
Jeff Cook	100%	200%
Philip W. Cook	85%	170%
John C. Cirone	85%	170%

The 2011 Executive Bonus Plan provides that cash bonuses awarded pursuant to the Plan will be paid no later than March 15, 2012.

The Compensation Committee also established target and maximum equity bonus awards to be paid under the 2011 Executive Bonus Plan for Quicksilver’s principal executive officer, principal financial officer and other named executive officers, expressed as a percentage of each executive’s base salary, as follows:

Executive	Target Percent of Base Pay	Maximum Percent of Base Pay

Thomas F. Darden	100%	200%
Glenn Darden	100%	200%
Jeff Cook	60%	120%
Philip W. Cook	55%	110%
John C. Cirone	55%	110%

The 2011 Executive Bonus Plan provides that, no later than March 15, 2012, each of Quicksilver’s principal executive officer, principal financial officer and other named executive officers will be paid an equity bonus award through the grant of a number of restricted shares or restricted stock units determined by dividing the dollar amount of equity bonus earned by the closing market price of Quicksilver common stock on the date of grant.  The restricted shares and restricted stock units will be granted under Quicksilver’s Third Amended and Restated 2006 Equity Plan, with one third of each grant vesting on each of the first three anniversaries of the date of grant.

For purposes of awards under the 2011 Executive Bonus Plan, Quicksilver’s performance for the year will be assessed against five performance measures:  (i) cash flow from operations; (ii) earnings per share; (iii) finding and development cost; (iv) production; and (v) reserves.  The Compensation Committee established the relative weight to be accorded to each performance measure and various target levels within each performance measure, as set forth in the 2011 Executive Bonus Plan.  Bonus amounts under the 2011 Executive Bonus Plan are based on Quicksilver’s performance for the year relative to the performance targets and weightings so established.  The Compensation Committee has discretion to adjust a named executive officer’s potential award or awards based on qualitative individual performance measures; provided that the discretion may be used only to reduce or eliminate a potential award.

Item 8.01.      Other Events

On February 22, 2011, Quicksilver issued a press release announcing the following preliminary operating results for year-end 2010:

Preliminary Operating Results

Estimates of year-end 2010 proved reserves total more than 2.9 trillion cubic feet of natural gas equivalents (Tcfe), an increase of more than 20% from year-end 2009.  Proved developed reserves continued to make up 68% of the total.  By product, reserves were comprised 76% from natural gas, 23% from natural gas liquids and 1% from crude oil.  Geographically, 91% of reserves were located in the U.S., primarily in the Fort Worth Basin of North Texas, and 9% were located in Canada.

During the five-year period ended December 31, 2010, the company has grown reserves and production at compound annual growth rates of more than 20%.

Reserve growth in 2010 was driven by a 22% increase in the company’s Fort Worth Basin Barnett Shale reserves that totaled more than 2.6 Tcfe at year-end 2010, representing approximately 90% of the company’s total reserves.  Year-end 2010 reserves include just 16 billion cubic feet of natural gas equivalents (Bcfe) of reserves from the company’s four wells on its 130,000 net acres in the Horn River Basin of Northeast British Columbia.  In addition, the company has assembled 150,000 net acres in the Greater Green River Basin in northern Colorado and southern Wyoming and 175,000 net acres in the Southern Alberta Basin in western Montana, which the company believes to be prospective for crude oil from the Niobrara and Bakken formations, respectively.

Preliminary 2010 average production increased 9% from the prior year to approximately 355 million cubic feet of natural gas equivalents (MMcfe) per day, resulting in record total production of approximately 130 Bcfe for the year.  Organic reserve additions of 469 Bcfe represent replacement of 362% of production.  From all sources, the company replaced 475% of the year’s record production.

A summary of preliminary 2010 reserves changes, in Bcfe, is as follows:

Balance at December 31, 2009	2,415.9
Extensions, discoveries and revisions	469.0
Purchase of reserves	147.0
Sale of reserves	0
Production	(129.7)

Balance at December 31, 2010	2,902.2

The new Securities and Exchange Commission (SEC) reporting rule, applicable for year-end 2009 and later reporting, allows proved undeveloped (PUD) reserves to be booked beyond one offset location where reliable technology exists that establishes reasonable certainty of economic production at greater distances.  In accordance with the new rule, the company recorded incremental PUD locations in the Fort Worth Basin.  In the Fort Worth Basin Barnett, the company had 973 proved developed and 360 proved undeveloped gas well locations at year-end 2010.  The new rule also suggests that five years is a reasonable timeframe to develop existing PUDs.  The company removed 22 Bcfe of PUD reserves in 2010 which had not been developed within the five-year time frame.  Quicksilver’s PUD reserves, which total approximately 940 Bcfe, are all scheduled to be drilled before the end of 2015.  Based on current NYMEX strip prices and Quicksilver's commodity derivatives position, the company's currently forecasted cash flow during this period is expected to be more than sufficient to fund this drilling.

In addition to the above rule changes, the new SEC reporting rule requires that year-end proved reserve volumes be calculated using an average of the NYMEX spot prices for sales of gas and crude oil on the first calendar day of each month during 2010.  On this basis, the prices for gas and crude oil for 2010 reserves reporting purposes were $4.38 per million British thermal units (MMBtu) and $79.43 per barrel, respectively.  The prices used to calculate proved reserves for year-end 2009, when Quicksilver's proved reserves were last reported, were $3.87 per MMBtu of gas and $61.18 per barrel of crude oil.  These prices represent the average of the NYMEX spot prices for sales of gas and crude oil on the first calendar day of each month during 2009 and 2010, as required by the SEC reporting rule.

Based upon the average 2010 AECO prices for natural gas in Canada, the company expects to record a non-cash impairment charge of approximately $19 million related to its Canadian full cost pool, primarily associated with activities in the Horn River Basin.

Hedging Summary

For 2011 and 2012, the company has hedged approximately 190 million cubic feet (Mmcf) and 130 Mmcf per day, respectively, of its anticipated future natural gas production at weighted-average floor prices of approximately $5.95 per thousand cubic feet (Mcf) and $5.92 per Mcf, respectively.  For 2011, the company has basis hedges covering approximately 60% of its expected Canadian natural gas production at $0.39 per Mcf under NYMEX.

The company also has liquids swaps in place on 10,500 barrels per day for 2011 at an average swap price of $38.84 per barrel.  The company uses its hedging program to underpin its expected $455 million capital program for 2011.

In addition, Quicksilver holds firm transportation from the Fort Worth Basin, which we believe provides sufficient takeaway capacity for all expected production for the next several years.  The company’s firm transportation includes 100 Mmcf per day to Henry Hub and 50 Mmcf per day of firm transportation on the Mid Continent Express pipeline.  This pipeline will enable gas from the Fort Worth Basin to go to Perryville in Mississippi and Transco Station 85 in Alabama.  The remaining volumes can be delivered to hubs at Katy and Carthage, Texas and would receive Houston Ship Channel pricing.

Forward-Looking Statements

The statements in this current report regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing or future litigation; failure to receive a proposal for a transaction to pursue strategic alternatives for us or that any transaction will be approved or consummated; costs and expenses associated with our consideration of potential strategic alternatives, including without limitation, any related litigation expense; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Quicksilver Resources Inc. 2011 Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President – Chief Financial Officer

Date: February 25, 2011

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Quicksilver Resources Inc. 2011 Executive Bonus Plan.